Master Treasury LLC
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 3/31/2008

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2008.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

07/24/2007	$3,636	US Treasury Bill	4.48%	07/26/2007
03/31/2008	9,243	US Treasury Bill	3.34	04/03/2008